EXHIBIT 99.1

N e w s R e l e a s e	Contact: Melissa Marsden
(303)576-2622
mmarsden@prologis.com

PROLOGIS EXPANDS JAPAN REVOLVING LINE OF CREDIT
TO ¥65 BILLION ($590 MILLION)

     Expanded Credit Facility Provides Financing for ProLogis’ Accelerated Japan Investment

DENVER – September 20, 2004 — ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, announced today that it has expanded its existing Japan revolving line of credit to ¥65 billion (approximately $590 million) through a syndicate of 20 banks, with Sumitomo Mitsui Banking Corporation acting as sole arranger and agent for the financing. The yen-denominated, three-year revolving line of credit maturing in August 2006, was increased from ¥45 billion yen ($409 million) and is priced at 90 basis points over Tokyo Interbank Offering Rate (TIBOR), which equates to an interest rate of approximately 0.97%, based upon TIBOR at September 20, 2004.

“We are pleased with the successful expansion of our line of credit, which will continue to support the strong demand we have seen for distribution facilities in Japan. There was significant interest in the expanded line, with five new Asian banks joining the syndicate and continued participation by 15 existing, predominantly Asian banks,” said K. Dane Brooksher, chairman and chief executive officer. “We continue to expand our position as a leading developer of distribution facilities in Japan, with over $1 billion of properties owned, managed and under development, including over $545 million of properties under management in ProLogis Japan Properties Fund. Importantly, our Japanese line of credit also helps us match yen-denominated assets with liabilities to provide a natural hedge against currency fluctuations.”

The company said the line of credit will continue to be used principally to finance land and property acquisitions as well as development of distribution properties that ultimately are intended to be contributed to ProLogis Japan Properties Fund. “ProLogis’ fund strategy, which we have utilized successfully to finance our expansion in North America and Europe, permits us to capitalize on the extraordinary opportunity in Japan while enhancing return on equity by funding growth with private sources of capital,” Mr. Brooksher concluded.

ProLogis is a leading provider of distribution facilities and services with 286.4 million square feet (26.6 million square meters) in 1,948 distribution facilities owned, managed and under development in 71 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be “The Global Distribution Solution” for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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